UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                          Norton Drilling Services Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock par value $0.01 per share
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                         (Title of Class of Securities)

                                    668632102
                         ------------------------------
                                 (CUSIP Number)


                                 March 19, 1999
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

     [ ]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  668632102                                   PAGE   2   OF   7  PAGES

    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                 Jack S. Blanton, Jr.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

           (a)  [ ]

           (b)  [X]

    3      SEC USE ONLY


    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

                            5      SOLE VOTING POWER
                                         422,940
       NUMBER OF
        SHARES              6       SHARED VOTING POWER
     BENEFICIALLY                         73,500
       OWNED BY
         EACH               7       SOLE DISPOSITIVE POWER
       REPORTING                          422,940
        PERSON
         WITH               8       SHARED DISPOSITIVE POWER
                                          73,500

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 496,440

    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)                                            [ ]
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                                                       PAGE   3   OF   7  PAGES

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                 10.06%


           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    12           IN
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                                                       PAGE   4   OF   7  PAGES



Item 1.


   Item 1(a)      NAME OF ISSUER:             Norton Drilling Services, Inc.
   Item 1(b)      ADDRESS OF ISSUER'S
                  PRINCIPAL EXECUTIVE
                   OFFICES:                   5211 Brownfield Highway, Suite 230
                                              Lubbock, Texas 79407
ITEM 2.
   Item 2(a)      NAME OF PERSON FILING:      Jack S. Blanton, Jr.
   Item 2(b)      ADDRESS OF PRINCIPAL
                  BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:                  700 Louisiana, Suite 3920
                                              Houston, Texas 77002
   Item 2(c)      CITIZENSHIP:                United States
   Item 2(d)      TITLE OF CLASS OF
                   SECURITIES:                Common Stock, par value $0.01 per
                                               share
   Item 2(e)      CUSIP NUMBER:               668632102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]   Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).
                  (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).
                  (c)  [ ]   Insurance Company as defined in section
                             3(a)(19) of the Act (15 U.S.C. 78c).
                  (d)  [ ]   Investment Company registered under
                             section 8 of the Investment Company Act of
                             1940 (15 U.S.C. 80a-8).
                  (e)  [ ]   An investment adviser in accordance with
                             SS.240.13d-1(b)(1)(ii)(E);
                  (f)  [ ]   An employee benefit plan or endowment fund
                             in accordance with ss. 240.13d-1(b)(1)(ii)(F);
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                                                       PAGE   5   OF   7  PAGES

                  (g)  [ ]   A parent holding company or control person
                             in accordance with ss.
                             240.13d-1(b)(ii)(G);
                  (h)  [ ]   A savings associations as defined in
                             Section 3(b) of the Federal Deposit
                             Insurance Act (12 U.S.C. 1813);
                  (i)  [ ]   A church plan that is excluded from the
                             definition of an investment company under
                             Section 3(c)(14) of the Investment Company
                             Act of 1940 (15 U.S.C.
                             80a-3);
                  (j)  [ ]   Group, in accordance withss.240.13d-1(b)(1)(ii)(J);

ITEM 4.           OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
                  (a)  Amount Beneficially Owned: 496,440
                  (b)  Percent of Class: 10.06%
                  (c)  Number of shares as to which such person has:
                          (i) Sole power to vote or to direct the vote:  422,940

                          (ii) Shared power to vote or to direct the
                                 vote:                                    73,500

                          (iii) Sole power to dispose or to direct the
                                 disposition of:                         422,940

                          (iv)  Shared power to dispose or to direct the
                                 disposition:                             73,500

INSTRUCTION. For computations regarding securities which represent a right to acquire underlying security SEE ss.240.13d-3(d)(1).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. [ ]
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                                                       PAGE   6   OF   7  PAGES


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 The following affiliates of the reporting person have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the number of shares set forth next to its or his name:

                      JEM Management Company   11,500
                      Eddy Refining Company    20,000
                      Jack S. Blanton          42,000

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.

ITEM 10.         CERTIFICATION


(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                       PAGE   7   OF   7  PAGES

                                  SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               MARCH 19, 1999
                                        ---------------------------
                                                   Date


                                         /s/ JACK S. BLANTON, JR.
                                        ---------------------------
                                                Signature


                                           JACK S. BLANTON, JR.
                                        ---------------------------
                                                Name/Title

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).